Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
ICR, Inc.
(203) 682-8225

FOSSIL CFO MICHAEL L. KOVAR TO RETIRE IN MARCH 2013

Richardson, TX. September 13, 2012 -- Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) today announced that Michael L. Kovar will retire as Chief Financial Officer in March 2013.  Mr. Kovar joined the Company in March 2000 and was promoted to Chief Financial Officer in October 2000.  The Company is commencing a search for his successor.

“Mike has been an integral part of our executive team as we have driven the Company’s sales and earnings growth dramatically over the last twelve years,” said Mr. Kosta Kartsotis, the Company’s Chairman and Chief Executive officer.

“Leading the finance function at Fossil has been a wonderful experience, both personally and professionally.  Fossil’s prospects have never been brighter and I look forward to watching its continued success as I pursue personal interests and spend more time with my family,” said Mr. Kovar.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors.  The Company also distributes its products in over 400 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.